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                                                                    Exhibit 99.1

 GlycoGenesys, Inc. Announces New Scientific Advisory Board Member
              and Chairman For Advancing Experimental Cancer Drug

BOSTON--(BUSINESS WIRE)--Feb. 27, 2003--GlycoGenesys, Inc. (NASDAQ:GLGS), a biotechnology company focused on carbohydrate drug development, today announced Dr. Daniel Von Hoff has recently joined the Company's Scientific Advisory Board and longtime member Dr. Bruce Zetter has accepted the position as Chairman replacing former member Ram Sasisekharan, Ph.D.

"We are very excited that recent progress in manufacturing, preclinical and clinical trials of GlycoGenesys' anti-cancer compound, GCS-100, is attracting interest from these individuals who are regarded as world leaders in the cancer field. We will continue to add to our clinical, regulatory and scientific capabilities", said Bradley J. Carver, GlycoGenesys' President and Chief Executive Officer, who went on to state: "Dr. Von Hoff and Dr. Zetter are internationally recognized for their expertise and contributions in areas of clinical and preclinical cancer research that compliment the development of GCS-100. Together, they bring enormous expertise in clinical oncology and preclinical experimental therapeutics research, as well as extensive interactions with colleagues at the National Cancer Institute and United States Food and Drug Administration. They bring previous successes with developing novel preclinical predictive models, creating proven clinical trial designs, strategic partnering and developing several drug candidates and approved oncology drugs. GlycoGenesys is pleased with their active involvement as we move a commercially-scalable formulation of GCS-100 into a pivotal clinical trial program."

Daniel D. Von Hoff, MD, is Professor of Medicine and Pharmacology and Director of the Cancer Center at the University of Arizona. He is the past President of the American Association for Cancer Research (AACR), one of the country's most prestigious scientific organizations in the field. Dr. Von Hoff was also the Founding Director of the Institute for Drug Development at the Cancer Therapy and Research Center in San Antonio, and Professor of Medicine at the University of Texas-San Antonio. He is a Fellow of the American College of Physicians, and has been a member of the Board of Directors of the American Society of Clinical Oncology (ASCO) and AACR, as well as a member of FDA's Oncology Drug Advisory Committee (ODAC). Through these activities, he served as an investigator for many of the new agents that have been approved for cancer treatment in the United States over the last twenty years. He was an editor of the journal Investigational New Drugs, associate editor of Cancer Research and Clinical Cancer Research, and served on the editorial boards of the American Journal of Medicine, Anticancer Drugs, Oncology, Annals of Oncology, and 9 other scientific journals. He has published more than 450 papers, 120 book chapters, 750 abstracts, and several patents, primarily related to studies of new anticancer treatments. Among several awards, he has received the Frederick S. Philips Lectureship from Memorial Sloan-Kettering Cancer Center, the Michel Clavel Lectureship from the European Organization for Research and Treatment of Cancer (EORTC), and the Bagshawe Lectureship from the British Association for Cancer Research. Dr. Von Hoff has also served or serves as an advisor to a number of pharmaceutical and biotechnology companies including Aventis, Eli Lilly, Genta, and Ilex Oncology, of which he is a founder.

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Bruce Zetter, Ph.D. is the Charles Nowiszewski Professor of Cancer Biology at
the Harvard Medical School in Boston, MA. Dr. Zetter is the Vice President of Research at Children's Hospital. Dr. Zetter has won numerous awards for his work in the field of cancer research including a Faculty Research Award from the American Cancer Society and the MERIT award from the US National Cancer Institute. Dr. Zetter is regarded internationally as a leader in the research of tumor progression, cancer diagnosis, cancer metastasis, and tumor angiogenesis. Dr. Zetter is a named inventor on 15 patents, serves on multiple editorial and scientific advisory boards, has authored or coauthored over 100 publications and has chaired several research conferences and grant review boards.


GlycoGenesys, Inc.

GlycoGenesys is a biopharmaceutical company that develops and licenses products based on glycobiology. The Company's human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. In February 2002, the Company initiated a Phase I dose escalation trial of GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. In the area of agriculture, GlycoGenesys continues to seek strategic alternatives for Elexa- 4(R) Plant Defense Booster. Further information is available on GlycoGenesys' web site: www.glycogenesys.com.

Safe Harbor Statement
Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
GlycoGenesys, Inc.
Senior Vice President and CFO
John W. Burns
617-422-0674

GlycoGenesys, Inc.
VP of Business Development
Rick Pierce
617-422-0674
www.glycogenesys.com